EXHIBIT 10.2
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of June 25, 2009 (the “Effective Date”) by and between Bridge Bancorp, Inc. (the “Company”), a New York corporation, Bridgehampton National Bank (the “Bank”), a bank organized and existing under the laws of the United States of America and a wholly owned subsidiary of the Company, and Howard H. Nolan (the “Executive”).
WHEREAS, the Executive is currently employed as the Senior Executive Vice President and Chief Administrative and Financial Officer of the Company and Bank pursuant to an employment agreement between the Company, Bank and Executive originally entered into as of June 26, 2006, and subsequently amended as of January 1, 2008 (the “Original Agreement”);
WHEREAS, the Company and Bank desire to amend and restate the Original Agreement in order to make certain changes;
WHEREAS, the Company and Bank desire to ensure the continued availability of the Executive’s services as provided in this Agreement;
WHEREAS, the Executive is willing to serve the Company and Bank on the terms and conditions hereinafter set forth; and
NOW THEREFORE, in consideration of these premises, the mutual covenants contained herein, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1. Employment Period.
(a) Three Year Term. The Executive’s period of employment with the Bank and the Company under the terms of this Agreement shall begin on the Effective Date and shall continue for a period of thirty-six (36) months thereafter (the “Employment Period”).
(b) Annual Performance Evaluation. On a calendar year basis, the Bank and/or the Company (acting through the full Board or a committee thereof) shall conduct an annual performance evaluation of the Executive, the results of which shall be included in the minutes of the Board or committee meeting and communicated to the Executive. The first such annual performance evaluation shall occur in January 2010.
(c) Continued Employment Following Termination of Employment Period. Nothing in this Agreement shall mandate or prohibit a continuation of the Executive’s employment following the expiration of the Employment Period.

2. Duties.
(a) Title; Board Position, Responsibility. The Executive shall serve as the Senior Executive Vice President and Chief Administrative and Financial Officer of the Bank and Company, and shall perform such administrative and management services as customarily performed by person in a similar executive capacity and as may be directed from time to time by the Chief Executive Officer of the Company and Bank and/or the Board of Directors of the Company and/or Bank (the “Board”). In his capacity as Senior Executive Vice President and Chief Administrative and Financial Officer, the Executive shall report directly to the President and Chief Executive Officer and to the Board. The Executive shall also continue to be a member of the Board. If Executive’s employment with the Bank or the Company is terminated for any reason, his service on the Board shall terminate, and this Agreement shall serve as Executive’s written resignation for that purpose.
(b) Time Commitment. The Executive shall devote his full business time and attention to the business and affairs of the Bank and the Company and shall use his best efforts to advance the interests of the Bank and Company.
3. Annual Compensation.
(a) Annual Salary. In consideration for the services performed by the Executive under this Agreement, the Bank shall pay to the Executive an annual salary (“Base Salary”) of not less than $230,000. The Base Salary shall be paid in approximately equal installments in accordance with the Bank’s customary payroll practices. The Bank shall review the Executive’s Base Salary at least annually and such Base Salary may be increased, but may not be decreased without the Executive’s consent (any increase in Base Salary shall become the new “Base Salary” for purposes of this Agreement). The first such annual review of Executive’s performance and Base Salary shall occur in January 2010.
(b) Board Meeting Fees. For his attendance at meetings of the Board of Directors of the Bank and the Company (but not for committee meetings), the Executive shall receive such fees as are paid to directors of the Bank and the Company for such attendance.
(c) Incentive Compensation. The Executive shall be eligible to participate in any incentive compensation programs established by the Bank and/or the Company from time to time for senior executive officers, in accordance with the terms of such plans as they may exist from time to time.
(d) Equity Compensation. The Executive shall be eligible to participate in any equity compensation programs established by the Bank and/or the Company from time to time for senior executive officers, including, but not limited to, the 2006 Stock-Based Incentive Plan (the “2006 Plan”).
Nothing paid to Executive under any plan, program or arrangement referenced in (c) or (d) above shall be deemed to be in lieu of other compensation to which Executive is entitled under this Agreement.

4. Employee Benefit Plans; Paid Time Off
(a) Benefit Plans. During the Employment Period, the Executive shall be an employee of the Bank and shall continue to participate in the Bank’s (i) tax-qualified retirement plans (i.e., the defined benefit plan and 401(k) plan); (ii) the Bank’s Supplemental Executive Retirement Plan; (iii) group life, health and disability insurance plans; and (iv) any other employee benefit plans and programs in accordance with the Bank’s customary practices, provided he is a member of the class of employees authorized to participate in such plans or programs.
(b) Paid Time Off. The Executive shall be entitled to paid vacation time each year during the Employment Period, as well as sick leave, holidays and other paid absences, in accordance with the Bank’s policies and procedures for executive employees.
5. Outside Activities and Board Memberships
During the term of this Agreement, the Executive shall not, directly or indirectly, provide services on behalf of any financial institution, any insurance company or agency, any mortgage or loan broker or any other entity or on behalf of any subsidiary or affiliate of any such entity engaged in the financial services industry, as an employee, consultant, independent contractor, agent, sole proprietor, partner, joint venturer, corporate officer or director; nor shall the Executive acquire by reason of purchase during the term of this Agreement the ownership of more than 5% of the outstanding equity interest in any such entity. Subject to the foregoing, and to the Executive’s right to continue to serve as an officer and/or director or trustee of any business organization as to which he was so serving on the Effective Date of this Agreement (as described in an attachment to this Agreement or to the Original Agreement), the Executive may serve on boards of directors of unaffiliated, for-profit business corporations, subject to Board approval, which shall not be unreasonably withheld, and such services shall be presumed for these purposes to be for the benefit of the Bank and the Company. Except as specifically set forth herein, the Executive may engage in personal business and investment activities, including real estate investments and personal investments in the stocks, securities and obligations of other financial institutions (or their holding companies). Notwithstanding the foregoing, in no event shall the Executive’s outside activities, services, personal business and investments materially interfere with the performance of his duties under this Agreement.
6. Working Facilities and Expenses
(a) Working Facilities. The Executive’s principal place of employment shall be at the Bank’s principal executive office or at such other location upon which the Bank and the Executive may mutually agree.

(b) Expenses.
(i) Ordinary Expenses. The Bank shall reimburse the Executive for his ordinary and necessary business expenses, incurred in connection with the performance of his duties under this Agreement, upon presentation to the Bank of an itemized account of such expenses in such form as the Bank may reasonably require. Any such expense shall be reimbursed no later than two and one-half months following the end of the year in which the expense was incurred.
(ii) Automobile. The Bank shall provide the Executive with an automobile suitable to the Executive’s position and such automobile may be used by the Executive in carrying out his duties under this Agreement, including commuting between his residence and his principal place of employment and other personal use. The Bank shall be responsible for the cost of maintenance and servicing such automobile and for insurance, gasoline and oil for such automobile. The Executive shall be responsible for the payment of any taxes on account of his personal use of such automobile.
7. Termination of Employment with Bank Liability
(a) Reasons for Termination. In the event that the Executive’s employment with the Bank and/or the Company shall terminate during the Employment Period on account of any of the events set forth in Sections 7(a)(i) or 7(a)(ii) below (an “Event of Termination”), the Bank shall provide the benefits and pay to the Executive the amounts provided for under Section 7(b) or Section 7(c), as applicable:
(i)
The Executive’s voluntary resignation from employment with the Bank and the Company during the term of this Agreement within 30 days after the occurrence of any of the following events without Executive’s consent, such that the Executive’s resignation shall be treated as a resignation for “Good Reason,” provided that for purposes of this Section 7(a)(i), the Executive must provide not greater than ninety (90) days’ written notice to the Bank and the Company of the initial existence of such condition and the Bank and the Company shall have thirty (30) days to cure the condition giving rise to the Event of Termination (but the Bank and the Company may elect to waive such thirty (30) day period):

(A)
the failure to re-appoint the Executive to the officer position set forth under Section 2(a) and/or, the failure of Executive to be appointed to the Board of Directors of the Bank, and with respect to the Executive’s service as a director of the Company, the failure to re-nominate the Executive for election to the Board;

(B)	a material change in Executive’s functions, duties, or responsibilities, which change would cause Executive’s position to become one of lesser responsibility, importance, or scope;
(C)	a liquidation or dissolution of the Bank or the Company other than a liquidation or dissolution that is caused by a reorganization that does not affect the status of the Executive;
(D)	a material breach of this Agreement by the Bank and/or the Company; or
(E)	the relocation of Executive’s principal place of employment to an office other than one located in Southampton, East Hampton, Shelter Island, Southold, Riverhead or Brookhaven, New York.

(ii)
the involuntary termination of the Executive’s employment by the Bank and/or the Company for any reason other than: for “Cause” as defined in Section 8(a); for “Disability” as set forth in Section 7(d) below; in connection with a Change in Control, as set forth in Section 7(c) below; or as a result of the death of the Executive; provided that such involuntary termination of employment constitutes a “Separation from Service” within the meaning of Section 409A and the Treasury regulations thereunder.

(b) Severance Pay. Subject to the limitations set forth in Section 7(e) below, upon an Event of Termination, the Bank shall pay to the Executive (or, in the event of the Executive’s death after the event described in Section 7(a) has occurred, the Bank shall pay to the Executive’s surviving spouse, beneficiary or estate) an amount equal to the following:
(i)	his earned but unpaid Base Salary as of the date of his termination of employment with the Bank;
(ii)	the benefits to which he is entitled as a former employee under the Bank’s employee benefit plans;
(iii)	a lump sum cash payment, as liquidated damages, in an amount equal to two (2) times the Executive’s Base Salary payable within ten (10) business days following the Event of Termination; and
(iv)
continued group health and medical insurance benefits (on the same terms as such benefits are made available to other executive employees of the Bank) until the earlier to occur of (x) twenty-four (24) months following the Event of Termination, or (y) Executive’s full time employment with another employer.

(c) Change in Control. If within the period ending one year after a Change in Control (as defined in Section 9 of this Agreement), (i) the Bank and/or the Company terminates the Executive’s employment without Cause, or (ii) the Executive voluntarily terminates his employment with Good Reason, the Bank will:
(i) pay a lump sum cash payment to Executive, as liquidated damages, within ten (10) business days of the termination of the Executive’s employment, in an amount equal to three (3) times the Executive’s annual compensation for the calendar year immediately preceding the year in which the Change in Control occurs, and
(ii) provide continued group health and medical insurance benefits to Executive, (on the same terms as such benefits are made available to other executive employees of the Bank immediately prior to the Change in Control), until the earlier to occur of (x) 36 months following Executive’s termination of employment, or (y) Executive’s full time employment with another employer.

For purposes of Section 7(c)(i), annual compensation shall include all compensation reported in the Executive’s annual (IRS) Form W-2 (Box 5) for the calendar year.
(d) Disability.
(i) In the event that during the term of this Agreement, Executive is unable to perform his duties hereunder because he is disabled within the meaning of Code Section 409A and the Treasury regulations thereunder (a “Disability”), the Executive shall be entitled to any and all benefits under the Bank’s short-term and/or long-term disability insurance plan. During the first twenty-four (24) months following termination of employment for Disability, the Bank and/or the Company shall provide a supplemental monthly cash payment to Executive such that the payments received by Executive on a monthly basis, from both disability insurance and this supplemental payment shall equal the monthly rate of after-tax Base Salary being paid to Executive immediately prior to such termination (the insurance payments may be taken into account on a tax-adjusted basis if such payment are not subject to federal and/or state taxes).
(ii) Upon termination of Executive’s employment because of Disability, the Executive shall be entitled to continued group health and medical insurance benefits for a period of twenty-four (24) months following such termination, on the same terms as such benefits are made available to other executive employees immediately prior to the Disability.
(e) Timing of Severance Pay. Any cash severance payments shall be made in a lump sum within ten (10) business days of Executive’s termination of employment subject to applicable withholding taxes. Such payments shall not be reduced in the event the Executive obtains other employment following termination of employment with the Bank or following the Change in Control. Notwithstanding anything herein to the contrary, if Executive is a Specified Employee, as defined in Code Section 409A, and if any payment to be made under Section 7 shall be determined to be subject to Code Section 409A, then if required by Code Section 409A, such payment or a portion of such payment (to the minimum extent possible) shall be delayed and shall be paid on the first day of the seventh month following Executive’s Separation from Service pursuant to Treasury regulation Section 1.409A-1(b)(9)(iii).
(f) Executive agrees that upon any termination of his employment, whether by Executive or by the Bank or the Company, his service as a director of the Bank and the Company shall cease and he shall be deemed to have resigned as a director effective upon such termination.

8. Termination without Additional Bank or Company Liability
(a) Termination for Cause.
(i) The Bank and/or the Company may terminate the Executive’s employment at any time, but any termination other than termination for “Cause,” as defined herein, shall not prejudice the Executive’s right to compensation or other benefits under the Agreement. The Executive shall have no right to receive compensation or other benefits for any period after termination for “Cause.” Termination for “Cause” shall mean termination because of: (i) the conviction of the Executive of a felony or of any lesser criminal offense involving moral turpitude (other than for traffic violations); (ii) the willful commission by the Executive of a criminal or other act that, in the judgment of the Board or the President and Chief Executive Officer will likely cause substantial economic damage to the Company, the Bank or any subsidiary or substantial injury to the business reputation of the Company, the Bank or any subsidiary; (iii) the commission by the Executive of an act of fraud in the performance of his duties on behalf of the Company, the Bank or any subsidiary; (iv) the continuing willful failure of the Executive to perform his duties to the Company, the Bank or any subsidiary (other than any such failure resulting from the Executive’s incapacity due to physical or mental illness) after written notice thereof; (v) a material breach by the Executive of the Bank’s Code of Ethics; or (vi) an order of a federal or state regulatory agency or a court of competent jurisdiction requiring the termination of the Executive’s employment with the Bank or the Company.
(ii) Executive shall not have the right to receive compensation or other benefits for any period after the date of Termination for Cause. Notwithstanding the foregoing, Termination for Cause shall not be deemed to exist unless there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board at a meeting of the Board called and held for the purpose (after reasonable notice to the Executive and an opportunity for the Executive to be heard before the Board), finding that in the good faith opinion of the Board the Executive was guilty of conduct described above and specifying the particulars thereof. Prior to holding a meeting at which the Board is to make a final determination whether Termination for Cause exists, if the Board determines in good faith at a meeting of the Board, by not less than a majority of its entire membership, that there is probable cause for it to find that the Executive was guilty of conduct constituting Termination for Cause as described above, the Board may suspend the Executive from his/her duties hereunder for a reasonable period of time not to exceed fourteen (14) days pending a further meeting at which the Executive shall be given the opportunity to be heard before the Board. For purposes of this subparagraph, no act or failure to act, on the Executive’s part shall be considered “willful” unless done, or omitted to be done, by his/her not in good faith without reasonable believe that his/her action or omission was in the best interest of the Company and the Bank.

(b) Death; Voluntary Resignation Without Good Reason. In the event that the Executive’s employment with the Bank shall terminate during the Employment Period on account of the reasons set forth in this Section 8(b), then the Bank shall have no further obligations under this Agreement, other than the payment to the Executive of his earned but unpaid salary as of the date of the termination of his employment, and the provision of such benefits, if any, to which he is entitled as a former employee under the Bank’s employee benefit plans and programs and compensation plans and programs, including without limitation, any incentive compensation plan. Termination of employment under this Section 8(b) shall mean termination of employment due to the following events:
(i)	The Executive’s death; or

(ii)	The Executive’s voluntary resignation from employment with the Bank for any reason other than the “Good Reason” as defined in Section 7(a)(i).
9. Change in Control
For purposes of this Agreement, the term “Change in Control” shall mean (i) a change in the ownership of the Bank or the Company, (ii) a change in the effective control of the Bank or Company, or (iii) a change in the ownership of a substantial portion of the assets of the Bank or Company, as described below.
(A) A change in ownership occurs on the date that any one person, or more than one person acting as a group (as defined in Treasury regulation section 1.409A-3(i)(5)(v)(B)), acquires ownership of stock of the Bank or Company that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of such corporation.
(B) A change in the effective control of the Bank or Company occurs on the date that either (i) any one person, or more than one person acting as a group (as defined in Treasury regulation section 1.409A-3(i)(5)(v)(B)) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Bank or Company possessing 30% or more of the total voting power of the stock of the Bank or Company, or (ii) a majority of the members of the Bank’s or Company’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Bank’s or Company’s board of directors prior to the date of the appointment or election, provided that this sub-section “(ii)” is inapplicable where a majority shareholder of the Bank or Company is another corporation.
(C) A change in a substantial portion of the Bank’s or Company’s assets occurs on the date that any one person or more than one person acting as a group (as defined in Treasury regulation section 1.409A-3(i)(5)(vii)(C)) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Bank or Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of (i) all of the assets of the Bank or Company, or (ii) the value of the assets being disposed of, either of which is determined without regard to any liabilities associated with such assets. For all purposes hereunder, the definition of Change in Control shall be construed to be consistent with the requirements of Treasury regulation section 1.409A-3(g)(5).

10. Confidentiality. Unless the Executive obtains prior written consent from the Bank or the Company, the Executive shall keep confidential and shall refrain from using for the benefit of himself, or any person or entity other than the Bank, the Company or any entity which is a subsidiary or affiliate of the Bank or the Company or of which the Bank or the Company is a subsidiary or affiliate, any material document or information obtained from the Bank, the Company or from any of their respective parents, subsidiaries or affiliates, in the course of his employment with any of them concerning their properties, operations or business (unless such document or information is readily ascertainable from public or published information or trade sources or has otherwise been made available to the public through no fault of his own) until the same ceases to be material (or becomes so ascertainable or available); provided, however, that nothing in this Section 10 shall prevent the Executive, with or without the Bank’s or the Company’s consent, from participating in or disclosing documents or information in connection with any judicial or administrative investigation, inquiry or proceeding to the extent that such participation or disclosure is required under applicable law.
11. Non-Solicitation; Non-Competition; Post-Termination Cooperation.
(a) The Executive hereby covenants and agrees that, for a period of one year following his termination of employment with the Bank, he shall not, without the written consent of the Bank, either directly or indirectly:
(i) solicit, offer employment to, or take any other action intended (or that a reasonable person acting in like circumstances would expect) to have the effect of causing any officer or employee of the Bank, the Company or any of their respective subsidiaries or affiliates to terminate his or her employment and accept employment or become affiliated with, or provide services for compensation in any capacity whatsoever to, any business whatsoever that competes with the business of the Bank or the Company or any of their direct or indirect subsidiaries or affiliates or has headquarters or offices within the counties in which the Bank or the Company has business operations or has filed an application for regulatory approval to establish an office; or
(ii) solicit, provide any information, advice or recommendation or take any other action intended (or that a reasonable person acting in like circumstances would expect) to have the effect of causing any customer of the Bank or the Company to terminate an existing business or commercial relationship with the Bank or the Company.
(b) The Executive hereby covenants and agrees that following any termination of employment, he shall not, without the written consent of the Bank, either directly or indirectly: become an officer, employee, consultant, director, independent contractor, agent, sole proprietor, joint venturer, greater than 5% equity-owner or stockholder, partner or trustee of any savings bank, savings and loan association, savings and loan holding company, credit union, bank or bank holding company, insurance company or agency, any mortgage or loan broker or any other entity that has its main office, or a majority of its branch offices, east of the Shinnecock Canal. This restriction shall apply for one year following termination. Notwithstanding the foregoing, the restriction contained in this Section 11(b) shall not apply if the Executive’s employment is terminated following a Change in Control.

(c) Executive shall, upon reasonable notice, furnish such information and assistance to the Bank and/or the Company, as may reasonably be required by the Bank and/or the Company, in connection with any litigation in which it or any of its subsidiaries or affiliates is, or may become, a party; provided, however, that Executive shall not be required to provide information or assistance with respect to any litigation between the Executive and the Bank, the Company or any of its subsidiaries or affiliates.
(d) All payments and benefits to the Executive under this Agreement shall be subject to the Executive’s compliance with this Section. The parties hereto, recognizing that irreparable injury will result to the Bank, its business and property in the event of the Executive’s breach of this Section 11, agree that, in the event of any such breach by the Executive, the Bank and/or the Company will be entitled, in addition to any other remedies and damages available, to an injunction to restrain the violation hereof by the Executive and all persons acting for or with the Executive. The Executive represents and admits that the Executive’s experience and capabilities are such that the Executive can obtain employment in a business engaged in other lines and/or of a different nature than the Bank, and that the enforcement of a remedy by way of injunction will not prevent the Executive from earning a livelihood. Nothing herein will be construed as prohibiting the Bank and the Company from pursuing any other remedies available to them for such breach or threatened breach, including the recovery of damages from the Executive.
12. Regulatory Requirements
(a) Notwithstanding anything herein contained to the contrary, any payments to Executive by the Bank and/or the Company, whether pursuant to this Agreement or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1828(k), and the regulations promulgated thereunder in 12 C.F.R. Part 359.
(b) Notwithstanding any other provision in this Agreement, (i) the Bank or the Company may terminate or suspend this Agreement and the employment of the Executive hereunder, as if such termination were a Termination for Cause under Section 8(a) hereof, to the extent required by federal or state laws or regulations related to banking, to deposit insurance or bank holding companies or by regulations or orders issued by the Comptroller of the Currency, the Federal Deposit Insurance Corporation or the Board of Governors of the Federal Reserve System and (ii) no payment shall be required to be made to Executive under this Agreement to the extent such payment is prohibited by applicable law regulation or order issued by a banking agency or a court of competent jurisdiction; provided, that it shall be the Bank’s or the Company’s burden to prove that any such action was so required.

13. Arbitration; Legal Fees.
(a) Arbitration. In the event that any dispute should arise between the parties as to the meaning, effect, performance, enforcement, or other issue in connection with this Agreement, which dispute cannot be resolved by the parties, the dispute shall be decided by final and binding arbitration of a panel of three arbitrators. Proceedings in arbitration and its conduct shall be governed by the rules of the American Arbitration Association (“AAA”) applicable to commercial arbitrations (the “Rules”) except as modified by this Section. The Executive shall appoint one arbitrator, the Bank shall appoint one arbitrator, and the third shall be appointed by the two arbitrators appointed by the parties. The third arbitrator shall be impartial and shall serve as chairman of the panel. The parties shall appoint their arbitrators within thirty (30) days after the demand for arbitration is served, failing which the AAA promptly shall appoint a defaulting party’s arbitrator, and the two arbitrators shall select the third arbitrator within fifteen (15) days after their appointment, or if they cannot agree or fail to so appoint, then the AAA promptly shall appoint the third arbitrator. The arbitrators shall render their decision in writing within thirty (30) days after the close of evidence or other termination of the proceedings by the panel, and the decision of a majority of the arbitrators shall be final and binding upon the parties, nonappealable, except in accordance with the Rules and enforceable in accordance with the applicable state law. Any hearings in the arbitration shall be held in Suffolk County, New York unless the parties shall agree upon a different venue, and shall be private and not open to the public. Each party shall bear the fees and expenses of its arbitrator, counsel, and witnesses, and the fees and expenses of the third arbitrator shall be shared equally by the parties. The other costs of the arbitration, including the fees of AAA, shall be borne as directed in the decision of the panel.
(b) Legal Fees and Other Expenses. If the Executive is successful on the merits of the dispute, as determined in the arbitration, all legal fees and such other expenses as reasonably incurred by the Executive as a result of or in connection with or arising out of the dispute, shall be paid by the Bank and/or the Company, provided that such payment or reimbursement is made by the Bank not later than two and one-half months after the end of the year in which such dispute is resolved in Executive’s favor.
14. Indemnification and Insurance. The Bank and/or the Company shall provide the Executive (including his heirs, executors and administrators) with coverage under a standard directors’ and officers’ liability insurance policy at its expense, and shall indemnify Executive (and his heirs, executors and administrators) to the fullest extent permitted under applicable law against all expenses and liabilities reasonably incurred by him in connection with or arising out of any action, suit or proceeding in which he may be involved by reason of his having been an officer of the Bank and/or the Company (whether or not he continues to be an officer at the time of incurring such expenses or liabilities), such expenses and liabilities to include, but not be limited to, judgments, court costs and attorneys’ fees and the cost of reasonable settlements (such settlements must be approved by the Board); provided, however, that neither the Bank nor the Company shall be required to indemnify or reimburse Executive for legal expenses or liabilities incurred in connection with an action, suit or proceeding arising from any illegal or fraudulent act committed by Executive. Any such indemnification shall be made consistent with Section 18(k) of the Federal Deposit Insurance Act, 12 U.S.C. §1828(k), and the regulations issued thereunder in 12 C.F.R. Part 359.

15. Notices. The persons or addresses to which mailings or deliveries shall be made may change from time to time by notice given pursuant to the provisions of this Section. Any notice or other communication given pursuant to the provisions of this Section shall be deemed to have been given (i) if sent by messenger, upon personal delivery to the party to whom the notice is directed; (ii) if sent by reputable overnight courier, one business day after delivery to such courier; (iii) if sent by facsimile, upon electronic or telephonic confirmation of receipt from the receiving facsimile machine and (iv) if sent by mail, three business days following deposit in the United States mail, properly addressed, postage prepaid, certified or registered mail with return receipt requested. All notices required or permitted to be given hereunder shall be addressed as follows:

If to the Executive:	Howard H. Nolan
At the last address On file

If to the Company
and the Bank:	Bridgehampton National Bank
2200 Montauk Highway
Bridgehampton, New York 11932
Attention: President and Chief Executive Officer
With a copy to:
Luse Gorman Pomerenk & Schick, PC
5335 Wisconsin Avenue, NW, Suite 400
Washington, DC 20015
Attention: John J. Gorman, Esq.
16. Amendment. No modifications of this Agreement shall be valid unless made in writing and signed by the parties hereto.
17. Miscellaneous.
(a) Notice of Termination. Any termination of Executive’s employment by the Bank and/or the Company shall be communicated in writing to the Executive, and any voluntary termination of employment by the Executive shall be communicated in writing to the Bank and/or the Company.
(b) Successors and Assigns. This Agreement will inure to the benefit of and be binding upon the Executive, his legal representatives and estate and intestate distributees, and the Company and the Bank, their successors and assigns, including any successor by merger or consolidation or a statutory receiver or any other person or firm or corporation to which all or substantially all of the assets and business of the Bank or the Company may be sold or otherwise transferred. Any such successor of the Bank or the Company shall be deemed to have assumed this Agreement and to have become obligated hereunder to the same extent as the Company and Bank, and the Executive’s obligations hereunder shall continue in favor of such successor.
(c) Severability. A determination that any provision of this Agreement is invalid or unenforceable shall not affect the validity or enforceability of any other provision hereof.

(d) Waiver. Failure to insist upon strict compliance with any terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant or condition. A waiver of any provision of this Agreement must be made in writing, designated as a waiver, and signed by the party against whom its enforcement is sought. Any waiver or relinquishment or any right or power hereunder at any one or more times shall not be deemed a waiver or relinquishment of such right or power at any other time or times.
(e) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement.
(f) Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without reference to conflicts of law principles, except to the extent governed by federal law in which case federal law shall govern.
(g) Headings and Construction. The headings of sections in this Agreement are for convenience of reference only and are not intended to qualify the meaning of any Section. Any reference to a Section number shall refer to a Section of this Agreement, unless otherwise specified.
(h) Entire Agreement. This instrument contains the entire agreement of the parties relating to the subject matter hereof, and supersedes in its entirety any and all prior agreements, understandings or representations relating to the subject matter hereof.
(i) Source of Payments. All payments provided in this Agreement shall be timely paid in cash or check from the general funds of the Bank. The Company, however, unconditionally guarantees payment and provision of all amounts and benefits due hereunder to Executive and, if such amounts and benefits are not timely paid or provided by the Bank, such amounts and benefits shall be paid or provided by the Company.

IN WITNESS WHEREOF, the Bank and the Company have caused this Agreement to be executed and the Executive has hereunto set his hand, all as of the Effective Date specified above.

EXECUTIVE

June 25, 2009	/s/ Howard H. Nolan

Date	Howard H. Nolan

BRIDGE BANCORP, INC.

June 25, 2009	By:	/s/ Marcia Z. Hefter

Date		Marcia Z. Hefter
Chairperson of the Board

BRIDGEHAMPTON NATIONAL BANK

June 25, 2009	By:	/s/ Marcia Z. Hefter

Date		Marcia Z. Hefter
Chairperson of the Board